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                                                                   Exhibit 10.11

                        PATENT LICENSE AMENDING AGREEMENT

This Amending Agreement (the "Amendment") to the Patent License Agreement, which shall be effective as of the last date of execution, is made by and between Genaissance Pharmaceuticals, Inc. a Delaware corporation having its principal place of business at Five Science Park, New Haven, Connecticut, 06511, ("Genaissance"), and Visible Genetics Inc., an Ontario company with offices at 700 Bay Street, Suite 1000, Toronto, Ontario, Canada M5G 1Z6 ("VGI").

WITNESSETH:

      WHEREAS, on November 21, 1996, BIOS Laboratories Inc. (Bios) and VGI entered into a Patent License Agreement (the "Agreement") pursuant to which Bios granted to VGI, inter alia, a worldwide exclusive license within the FIELD OF USE (as defined in the Agreement) under the PATENT RIGHTS (as defined in the Agreement) to make, have made, use and sell LICENSED PRODUCTS (as defined in the Agreement);

      WHEREAS, in March, 1997 BIOS Laboratories Inc. changed its name to Genaissance Pharmaceuticals Inc. (Genaissance);

      WHEREAS, on December 1, 1998, Genaissance waived its right pursuant to
Section 3.2 of the Agreement to convert the Agreement from an exclusive license to a non-exclusive license; and

      WHEREAS, the parties desire to amend certain terms of the Agreement upon the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

1.) Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Agreement.

2.) Amendments to Agreement. The Agreement is, effective as of the Effective Date hereof, hereby amended as follows:

      i) The names "BIOS LABORATORIES, INC." and "BIOS" are hereby deleted from the entire Agreement and are replaced in each instance by the name "Genaissance Pharmaceuticals, Inc." or "Genaissance" as appropriate.

      ii) The second "WHEREAS" paragraph is amended to read as follows:

            WHEREAS, Genaissance is an exclusive licensee to make, have made, use. sell and practice the invention covered by U.S. Patent No. 5,427,911 by virtue of an


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*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

            Agreement with Yale University and has the right to sublicense the rights granted hereunder to third parties subject to rights heretofore granted to the United States government and Yale University.

      iii) Paragraph 1.1 is hereby amended to read as follows:

            "PATENT RIGHTS shall include all rights exclusively licensed to Genaissance under U.S. Patent No. 5,427,911 (hereinafter the "911 patent), together with any reissue or reexamination of such patent, and any extensions of such patent, subject to a royalty-free, non-exclusive license heretofore granted to the United States government, and the rights retained by Yale University in accordance with the June 9, 1994 license agreement between Yale and BIOS to make, use and practice the inventions for Yale's own non-commercial purposes, and shall include any and all rights under the IMPROVEMENTS on the '911 patent.

      iv) Paragraph 1.5 is hereby amended to read as follows:

            "FIELD OF USE" shall mean all diagnostic and research applications, including but not limited to human and veterinary purposes.

      v) Paragraph 2.2 of Article 2 is hereby amended to read as follows:

            VGI shall have the right to grant sublicenses hereunder anywhere in the world only during the term of this Agreement. VGI shall pay to Genaissance a sublicense issue fee of $100,000 immediately upon the grant of each sublicense permitted hereunder, which fee shall not be considered a prepayment of Royalties), and VGI shall pay to Genaissance Running Royalties of ***********************************
            on NET SALES of LICENSED PRODUCTS sold by VGI's sublicensees in the United States, in the manner set forth in Paragraph 4.2a.

      vi) Paragraph 2.8 is deleted in its entirety.

      vii) Paragraph 2.9 is renumbered as 2.8.

      viii) Paragraph 4.2 of Article 4 is hereby amended to read as follows:

            VGI shall pay to Genaissance royalties in the manner hereinafter provided until termination of the PATENT RIGHTS or until this Agreement is terminated:

            a. Running royalties in an amount equal to ******************* *************** of NET SALES of LICENSED PRODUCTS sold by VGI throughout the world, to be paid by VGI within sixty (60) days after each QUARTER YEAR.

            b. No minimum Royalties shall be required hereunder.


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3.)   Additional Payments

      VGI shall pay to Genaissance, within seven (7) days of the Effective Date of this Amendment, two million, fifty thousand U.S. dollars (US $2,050,000), with such payment to be paid by bank wire transfer in immediately available funds to:

            State Street
            ABA #011000028
            Account #17039843
            FFC: Genaissance Pharmaceuticals
            Account Number: DE0590

4.)   Representations and Warranties

      Each party hereby represents and warrants to the other that it has full authority and power to enter into this Amendment, that it has secured any and all necessary approvals, permits or consents deemed necessary or advisable for the consummation of the transactions contemplated hereby and that upon execution by such party, this Amendment shall immediately be a valid and binding obligation of such party, enforceable against it in accordance with its terms.

5.) Publicity Genaissance and VGI agree that a joint press release, the timing and contents of which to be mutually agreed upon, will be issued after execution of this Amendment and information contained in such press release can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Genaissance and VGI may disclose such information without consulting the other party.

6.) Effect of Amendments. On and after the Effective Date hereof, the Agreement shall be deemed to be amended and supplemented as hereinabove set forth, as fully and with the same force and effect as if the amendments set forth herein had originally been set forth in the Agreement.

7.) Limitations. Except as amended and supplemented hereby, all the terms and provisions of the Agreement shall remain unchanged and in full force and effect. No alteration or amendment to this Amendment shall be binding on any party hereto unless reduced to writing signed by both parties.

8.) Counterparts. This Amendment may be executed in two or more counterparts, all such counterparts taken together shall constitute the original thereof.

9.) Facsimile Copies. For purposes of this Amendment a signed facsimile copy shall have the same force and effect as an original signed agreement.


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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

GENAISSANCE PHARMACEUTICALS, INC.      VISIBLE GENETICS, INC.


By: /s/ Kevin Rakin                    By: /s/ Marguerite Ethier

Name: Kevin Rakin                      Name: Marguerite Ethier

Title: Executive Vice-President        Title: Vice President and General Counsel
       and Chief Financial Officer            Visible Genetics Inc.

Date: 3/15/2000                        Date: 3/16/2000


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